Exhibit 99.1

VAALCO Energy Announces Well Results at Etame Field

Commences Drilling Second Etame Field Development Well

Houston - December 10, 2014 – VAALCO Energy, Inc. (NYSE: EGY) today announced the completion of the Etame 8-H, the first development well drilled from the newly installed Etame platform, offshore Gabon.  The Etame 8-H was drilled to a Measured Depth (MD) of 3196 meters and penetrated the Gamba Sand reservoir interval at 1820 meters True Vertical Depth (TVD), contacting 135 meters MD of high quality reservoir within the oil-bearing portion of the Gamba sand.  Additionally, the wellbore encountered the current Oil-Water Contact (OWC) at 1829 meters TVD, resulting in a 9 meters vertical oil column.  VAALCO subsequently shut in Etame 8-H as the well was determined to be producing hydrogen sulfide (H2S) during the initial testing process.  Investigations are underway to ascertain the root cause of the H2S and develop a plan to produce the reserves in a timely manner.

The contracted jack up rig, the Transocean “Constellation II” has been moved onto the next location to drill a development well (designated the Etame 10-H), which is expected to spud this week.   The well is targeting the Gamba sand formation in the 1-V fault block in the Etame field, where VAALCO has been producing oil since 2002 utilizing subsea wells. The 1V fault block, which lies south of the main Etame reservoir, has never encountered H2S. The Etame 9-H well, which was to be the third well in the Etame platform campaign, and which is located in the same fault block as Etame 8-H, will be reevaluated in light of the recent results.

As previously disclosed, VAALCO has already begun the design of a crude sweetening facility that will allow the Company to redevelop the Ebouri field and provide sweetening capacity for future production from wells producing H2S. As of last month, VAALCO and its partners were targeting a facility commissioning date in 2017.  With the discovery of H2S at Etame 8-H, the Company is committed to redoubling its efforts to bring the crude sweetening facility on line as soon as practicable.

After drilling the Etame 10-H, the Constellation II will be mobilized to drill three additional development wells from the Southeast Etame/N. Tchibala, “SEENT” platform, beginning with a well to be drilled to Gamba formation in the Southeast Etame field where the Company drilled a successful exploration well in 2010.  The remaining two development wells drilled from the SEENT platform will target Dentale sand formations in the North Tchibala field.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449